                                                                  EXHIBIT 10.17

              TERMINATION, SETTLEMENT AND MUTUAL RELEASE AGREEMENT


     This Termination, Settlement and Mutual Release Agreement (the "Termination Agreement") is made and entered into as of the date of the last signature below (the "Effective Date") between At Home Corporation (as successor-in-interest to Excite, Inc.) a Delaware corporation (d/b/a "Excite@Home" or "Contract Party"), located at 450 Broadway, Redwood City, CA 94063, and FairMarket, Inc., a Delaware corporation ("FairMarket" or "Company"), located at 500 Unicorn Park Drive, Woburn, MA 01801 (each a "Party", or jointly the "Parties").

                                    RECITALS

A. Whereas, Contract Party and Company are parties to an Auction Services Agreement dated as of August 23, 1999 (the "Agreement") pursuant to which FairMarket has developed and maintains a co-branded version of the FairMarket Auction Services on behalf of Contract Party on an integrated basis with the Excite Network (capitalized terms used and not defined herein having the meanings specified in the Agreement).

B. Whereas, the Parties desire to enter into a new arrangement to govern the relationship of the Parties and to terminate the Agreement.

Now, therefore, in consideration of the premises and for other good and valuable consideration, which the parties acknowledge to be sufficient, the Parties agree as follows:

1) Contract Party and Company agree that the Agreement is hereby terminated effective as of the Effective Date, subject to the satisfaction of Company's and Contract Party's obligations set forth in Paragraphs 2, 3 and 4 below.

2) Separate from and in addition to its obligations under Sections 3 and 4, in accordance with the currently executed Auction Services Agreement, Company shall continue its obligation to purchase, and Contract Party agrees to provide, the $2.5 million of advertising services set forth in all currently executed insertion orders, namely the Excite@Home insertion order number 47960 in full satisfaction of the obligations of the parties set forth in Section 4 of the Agreement for the quarter ended December 31, 2000. Such advertising services will be paid via credit by Contract Party, effective December 31, 2000, against the remaining uncredited $2.5 million of the "Withheld Amount" as defined in and pursuant to Section 4 of the Letter Agreement dated August 20, 1999.

3) In addition, Company shall, separate from and in addition to its obligations under Sections 2 and 4, purchase and Contract Party agrees to provide, $500,000 of advertising services on or before December 31, 2000, such advertising services being described in Exhibit B hereto. The advertising services will run on the Excite Network, including, but not limited to, Excite@Home properties such as Excite, Communities, Webshots, and Blue Mountain Arts. Such $500,000 is non-refundable and will be paid by Company 30-days after the Effective Date of this Termination Agreement.

4) In addition, Company shall, separate from and in addition to its obligations under Sections 2 and 3, pay to Contract Party of the non-refundable sum of Three Million Five Hundred Thousand Dollars (US$3,500,000) by way of wire transfer no later than Friday, December 29, 2000. In consideration of this payment, Contract Party agrees to license to Company the "Licensed Data" as defined in and pursuant to the Email Data License Agreement attached as Exhibit A hereto, such agreement to be executed by each Party concurrently with the execution of this Termination Agreement.

5) The payment and performance of the obligations set forth in Sections 2, 3 and 4 are in full and complete satisfaction of all obligations of the Parties required to be paid or performed under the

     Agreement on or before December 31, 2000. Upon the effective termination of the Agreement pursuant to Section 1, neither Party shall have any further obligation to the other pursuant to the Agreement.

6) Each Party hereby releases and forever discharges the other from all obligations, liabilities, causes of action, claims or demands, whether known or unknown, that the other, its affiliates, subsidiaries, officers, directors, agents, employees or legal representatives may now have or that may subsequently accrue directly relating to or arising from the Agreement other than those relating to or arising from this Termination Agreement. Specifically, each Party agrees that the other Party has fulfilled all of its obligations under the Agreement required to be fulfilled on or before December 31, 2000 and Company acknowledges that the payment by Company outlined in Section 2 is for services fully rendered by Contract Party.

7) The Parties expressly waive the provisions and protections of Section 1542 of the California Code of Civil Procedure which provides as follows:

     a) A general release does not extend to claims which one party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement.

     b) The Parties expressly acknowledge and understand the significance, effect and consequence of a waiver of Section 1542 and hereby assume full responsibility for such a waiver.

8) Contract Party acknowledges that FairMarket intends to publicly announce the existence and terms of this Termination Agreement and that FairMarket will be required to file this Termination Agreement as an exhibit to a report filed by it under the Securities Exchange Act of 1934, as amended, in accordance with the rules and regulations under such Act (or, if applicable, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder) or the rules of the Nasdaq. Contract Party hereby consents to such public announcement provided that FairMarket notifies Contract Party at least 24 hours in advance of such announcement and provides Contract Party with a reasonable opportunity to review the text of such announcement regarding the existence and terms of this Termination Agreement.

9) Each person executing this Termination Agreement warrants and represents that he or she has the authority to bind the Party on whose behalf his or her signature appears. The Parties to this Termination Agreement acknowledge that they have read, and that they fully understand the terms of this Termination Agreement, and that they each have been advised of the legal effect and consequences of this Termination Agreement by their respective legal counsel.

10) This Termination Agreement may be executed in counterparts, all of which together shall constitute one document. This Termination Agreement has been jointly drafted by the Parties and, as such, should not be construed or interpreted as if drafted by one Party or the other.

11) This Termination Agreement, expressly supersedes all previous discussions, negotiations, understandings, or agreements, written or otherwise, between the Parties with respect to the subject matter of this Termination Agreement and shall be binding upon the Parties' successors and assigns. This Termination Agreement fully, completely and exclusively sets forth the agreement of the Parties as to the subject matter hereof and may only be amended in a writing executed by all Parties. This Termination Agreement shall be governed by the laws of the State of California. If any provision of this Termination Agreement is subsequently is held by to be unenforceable by a court or arbitrator, that provision shall be stricken from this Termination Agreement and the remaining provisions shall remain in full force and effect.

12) In the event of any dispute between the Parties arising from or concerning in any manner the subject matter of this Termination Agreement, the Parties shall refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration shall be held in Redwood City, California, and the decision reached by such arbitrator shall be entered as a judgment in any court of competent jurisdiction.

     IN WITNESS HEREOF, each of the Parties has caused this Termination Agreement to be executed by a duly authorized representative thereof as of the day and year set forth below.



SIGNED BY:                                     SIGNED BY:
AT HOME CORPORATION                            FAIRMARKET, INC.

Signature: /s/ Byron W. Smith                  Signature: /s/ Eileen Rudden
           ------------------                                 -----------------

Type or print clearly:                         Type or print clearly:

Name: Byron W. Smith                           Name: Eileen Rudden
      --------------                                 -------------

Title: EVP, Consumer Broadband Svcs & Cmc      Title: CEO
       ----------------------------------             ---

Date: 12/28/00                                 Date 12/28/00
      --------                                      --------

                              TERMINATION AGREEMENT
                                    EXHIBIT A

                          EMAIL DATA LICENSE AGREEMENT

This Email Data License Agreement (the "Agreement") is entered into effective this__________________ day of December 2000 (the "Effective Date") between MatchLogic, Inc. with its principal place of business located at 7233 Church Ranch Blvd., Westminster, Colorado 80021 ("Licensor") and FairMarket, Inc. a Delaware corporation with its principal place of business at 500 Unicorn Drive, Woburn, MA 01801 ("Licensee").

1. INTERPRETATION. For purposes of this Agreement, "Licensed Data" shall have the meaning ascribed thereto in the attached Exhibit A, which is hereby incorporated by reference into this Agreement.

2.   LICENSES.

     a. GRANT OF LICENSE. Licensor grants Licensee a nonexclusive, worldwide, perpetual license (without the right to sublicense) to use the Licensed Data in accordance with the terms and conditions of this Agreement to send up to three (3) email messages per month to each Licensed Data address for the purposes of Licensee's content creation and user acquisition and for the purposes of promotion and marketing of Licensee's products, activities, content or services (it being understood and agreed that users, products, activities, content and services of third parties will be deemed to be those of Licensee for purposes of this Agreement to the extent that the same relate to any web site developed, hosted and maintained by Licensee whether or not directly in the name of Licensee but only to the extent that any such users, products, activities, content and services are directly related to Licensee's business of providing ecommerce services and technology (such third parties being referred to below as "Customers")). Licensee may not use any part of the Licensed Data in email campaigns promoting the products or services of third parties (except as otherwise permitted under the preceding sentence). Any email messages sent using the Licensed Data shall be branded as messages from Licensee or as messages from Licensee and a Customer, and shall contain the footer and unsubscribe verbiage set forth in Exhibit A. Licensee shall be responsible for unsubscribing any end-user when requested to do so, and will ensure that its use of the Licensed Data meets the standards set forth in MatchLogic's publicly posted privacy policy.

     b. RESTRICTIONS ON USE. Licensee agrees to use the Licensed Data only for the purposes set out above. Licensee shall not (i) use the Licensed Data for market research purposes (i.e., for purposes other than conducting the marketing and promotional activities described in
          Section 2(a) above.); (ii) permit any parent, subsidiaries, affiliated entities or third parties (other than third party contractors or agents retained by Licensee to store or use the Licensed Data to perform services for Licensee which, if performed by Licensee, would fall within the scope of the use permitted hereunder) to use the Licensed Data, directly or indirectly, provided that the uses permitted under Section 2(a) will not be deemed to be prohibited by this clause; or (iii) use the Licensed Data to send email messages on behalf of any third party or include any advertisement or promotion for any third party in any email message, except that Licensee may include messages from its Customers, suppliers and sponsors for the purpose of promoting Licensee's activities, products, content or services.

     c. COPIES. Licensee, solely to enable it to use the Licensed Data in accordance with the terms and conditions of this Agreement, may make a reasonable number of copies of the Licensed Data (but in any event no more than 3 copies plus a reasonable number of copies for back-up and archiving purposes), provided that all such copies shall include Licensor's copyright and any other proprietary notices. Licensee shall have no other right to copy, in whole or in part, the Licensed Data. Any copies of the Licensed Data made by Licensee are the exclusive property of Licensor.

     d. MODIFICATIONS. Licensee may alter or otherwise modify the Licensed Data, but Licensee acknowledges that Licensor shall not have any liability or responsibility that may result from Licensee's alteration or modification of the Licensed Data, and Licensee agrees to indemnify Licensor against any and all liability arising out of any such modification or alteration by Licensee.

     e. MATERIAL TERMS AND CONDITIONS. Licensee specifically agrees that each of the terms and conditions of this Section 2 are material and that the breach of any term or condition of this Section 2 in any material respect shall constitute an Event of Default to which the provisions of Section 12 of this Agreement apply.

3. GOOD BUSINESS PRACTICES. Each party will: (a) conduct business in a manner that reflects favorably at all times on the other party; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other party and the other party's products and services or the public; (c) make no false or misleading representations with regard to the other party or the other party's products or services; (d) make no representations, warranties or guarantees to customers with respect to the specifications, features or capabilities of the other party's products and services that are inconsistent with the literature distributed by the other party; (e) comply with all applicable laws and regulations in performing its duties under this Agreement and in any of its dealings with respect to the other party's products and services; and (f) comply with all aspects of its publicly posted privacy policy.

4.   LICENSOR OBLIGATIONS.

     a. DELIVERY OF LICENSED DATA. Licensor shall deliver the Licensed Data to Licensee in a mutually agreed to format upon payment of the License Fee.

     b. ACCURACY AND CORRECTIONS. Licensor shall use commercially reasonable efforts to ensure that all Licensed Data provided hereunder is true, current and accurate.

5.   LICENSE FEE.

     a. IN GENERAL. In consideration for the license granted by Licensor under this Agreement, Licensee shall pay Licensor a fee as set forth in the attached Exhibit B (the "License Fee"), which is hereby incorporated by reference into this Agreement.

     b. PAYMENT TERMS. The License Fee shall be due and payable in accordance with the payment schedule set forth in Exhibit B. All amounts not paid within ten (10) days of the due date shall bear interest at the rate of one and one-half percent (1.5%) per month, or at the highest rate allowed by law, whichever is less, from the date due until paid.

     c. TAXES. All amounts payable by Licensee pursuant to this Agreement shall be exclusive of all excise, sales, use and other similar taxes imposed by any federal, provincial, municipal or other governmental authority (other than taxes on income), all of which taxes that are payable shall be paid by Licensee to Licensor or to a governmental authority as may be required by law.

     d. NON-PAYMENT. In addition to the termination rights set out in Section 12 of this Agreement, Licensor may terminate this Agreement if Licensee fails to pay any amount due hereunder and such non-payment remains uncured for five (5) business days following the receipt by Licensee of written notice of such non-payment.

6. OWNERSHIP. Licensee and Licensor agree that Licensor owns all proprietary rights, including patent, copyright, trade secret, trademark and other proprietary rights, in and to the Licensed Data. Licensee agrees that it shall not transfer, assign, or sub-license all or any part of the rights granted to Licensee hereunder except as expressly permitted in this Agreement.

7. CONFIDENTIAL INFORMATION. Licensee agrees that the Licensed Data contains proprietary information, including trade secrets, know-how and confidential information, that is the exclusive property of Licensor (the "Confidential Information"). Confidential Information shall include the terms of and the existence of this Agreement. During the period this Agreement is in effect and at all times after its termination, Licensee and its employees and agents shall maintain the confidentiality of this Confidential Information and not sell, license, publish, display, distribute, disclose or otherwise make available this Confidential Information to any third party nor use such Confidential Information except as authorized by this Agreement or as required by law, rule, regulation, or court order. Except as required by law, rule, regulation, or court order, Licensee shall not disclose any such Confidential Information other than to employees, agents and permitted contractors of Licensee who reasonably need to know such Confidential Information in connection with the exercise of rights or the performance of obligations under this Agreement without the prior written consent of Licensor. Notwithstanding the foregoing, Licensor acknowledges that, for the purpose of this Section 6, Confidential Information does not include the following information:

     a. information which is in the public domain when it is received by or becomes known to Licensee or which subsequently enters the public domain through no fault of Licensee (but only after it enters the public domain);

     b. information which is already known to Licensee at the time of its disclosure to Licensee by Licensor and is not known by Licensee to be the subject of an obligation of confidence of any kind;

     c. information which is independently developed or received by Licensee in connection with its own business activities;

     d. information which is received by Licensee without an obligation of confidence of any kind from a third party who Licensee had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until Licensee subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received; and information which is not subject to an obligation of confidence of any kind when released, disclosed, made available or communicated by Licensor to a third party.


8. WARRANTY. Licensor represents and warrants that it has all rights necessary to grant the license to the Licensed Data under this Agreement.

9. DISCLAIMER OF ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED DATA IS PROVIDED TO LICENSEE ON AN "AS IS" BASIS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR MAKES, AND LICENSEE RECEIVES, NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ALLEGEDLY EXTENDED IN ANY COMMUNICATION WITH LICENSEE. LICENSOR

     SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PUPOSE AND NONINFRINGEMENT. LICENSOR DOES NOT WARRANT THAT THE DATA WILL BE ERROR FREE.

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR IS UNDER NO OBLIGATION AND SHALL NOT PROVIDE TO LICENSEE ANY TECHNICAL SUPPORT WHATSOEVER RELATED TO THIS DATA.

10. NO CONSEQUENTIAL DAMAGES. Except for claims for brought pursuant to Section 11, neither party shall be liable to the other party for indirect, special, incidental, exemplary or consequential damages (including, without limitation, lost profits) related to this Agreement or resulting from Licensee's use or inability to use the Data, arising from any cause of action whatsoever, including contract, warranty, strict liability, or negligence, even if such party has been notified of the possibility of such damages.

11.  LIMITATION ON RECOVERY. Except for claims for claims brought pursuant to
     Section 11, under no circumstances shall the liability of either party exceed the amounts paid by Licensee to Licensor under this Agreement.

12.      INDEMNIFICATION.

     a. LICENSOR. Licensor shall indemnify and hold harmless Licensee from and against any claims, including reasonable legal fees and expenses, that the Licensed Data does or will infringe, violate or misappropriate any third party U.S. patent, copyright, trademark, trade secret or other intellectual property right, or that the Licensed Data, as delivered to Licensee, violates the privacy rights of any third party, and will pay all costs incurred, final judgments awarded or settlements entered into on such claims.

     b. LICENSEE. Licensee shall indemnify and hold harmless Licensor from and against any claims, including reasonable legal fees and expenses, arising from Licensee's use of the Licensed Data, and will pay all costs incurred, final judgments awarded or settlements entered into on such claims.

     c. CONDITIONS. The indemnifying party's indemnification obligations are conditioned upon the indemnified party: (i) giving prompt notice to the indemnifying party of the claim or action; (ii) granting to the indemnifying party sole control of the defense or settlement of the claim or action (except that the indemnified party's prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to or materially prejudice or detrimentally impact the indemnified party in any way); and (iii) providing reasonable cooperation and, at the indemnifying party's request and expense (except for the value of the time of the indemnified party's employees), assistance in the defense or settlement of the claim or action.

     d. THIS SECTION 11 STATES THE ENTIRE LIABILITY AND SOLE REMEDY IN THE EVENT OF ANY THIRD PARTY CLAIM ARISING OUT OF INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY OR OUT OF ANY OF THE OTHER RIGHTS, OBLIGATIONS OR LIABILITIES DESCRIBED IN THIS SECTION 11.

13.       TERMINATION.

     a. TERMINATION. In addition to the termination rights set out in subsection 12(b), each party shall have the right to terminate this Agreement and the license granted herein in the event the other party violates any material provision of this Agreement in a material respect (an "Event of Default") and fails to cure such Event of Default in accordance with subsection 12(b) hereof.

     b. NOTICE AND OPPORTUNITY TO CURE. Upon the occurrence of an Event of Default, a party shall deliver to the defaulting party a written notice of its intention to terminate that identifies in detail the Event of Default (a "Default Notice"). If the Event of Default remains uncured for thirty (30) business days following the receipt by the defaulting party of the Default Notice, the party may terminate this Agreement and the license granted herein by delivering to the defaulting party a notice of termination that identifies the effective date of the termination, which date shall not be less than thirty (30) business days after the date of delivery of the Default Notice.

     c. PROCEDURE. Within ten (10) business days after termination of this Agreement, Licensee shall return to Licensor, at Licensee's expense, the Licensed Data and all copies thereof, delete or destroy all other copies of the Licensed Data, and deliver to Licensor a certification, in writing signed by an officer of Licensee, that the Licensed Data have been returned, all copies deleted or destroyed, and its use discontinued.

14. ASSIGNMENT. This Agreement shall enure to the benefit of, and shall be binding on, the parties and their respective successors and permitted assigns, provided that neither party may assign or subcontract this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger, consolidation or sale of all or substantially all of its assets.

15. FORCE MAJEURE. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions, laws or regulations; provided, however, that lack of funds shall not be deemed to be a reason beyond a party's reasonable control. The parties will promptly inform and consult with each other as to any of the above causes, which in their judgment may or could be the cause of a delay or failure in the performance of this Agreement, and shall use commercially reasonable efforts to remedy the delay or failure or implement an acceptable workaround which minimizes the effect of the delay or failure.

16.  DISPUTE RESOLUTION.

     a. INJUNCTIVE RELIEF. The parties agree that any breach of either of the parties' obligations regarding Licensed Data, trademarks, service marks or trade names, or confidentiality may result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding Licensed Data, trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

     b. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Colorado. Each of the parties, (i) irrevocably submits to the non-exclusive jurisdiction of the courts of Colorado for the purpose of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by either party or its successors or assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, to the fullest extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue or the suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts, (iii) hereby waives the right to trial by jury of any such suit, action or proceeding, and
          (iv) hereby waives any right, claim, or entitlement to any punitive or exemplary damages whatsoever.

     c. ATTORNEYS FEES. The prevailing party in any dispute to enforce the terms of this agreement shall be entitled to the recovery of reasonable attorneys fees and costs, notwithstanding the provisions of
          Section 10.

17. NOTICES. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth in this Agreement or such other address as that party may specify in writing pursuant to this Section 16.

18.  GENERAL PROVISIONS.

     a. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect except to the extent that such invalid or unenforceable provision was material to the economic benefits of either party under this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

     b. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties.

     c. WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach, non-observance or by anything done or omitted to be done by another party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

     d. PUBLICITY. Neither party shall disclose or permit the disclosure to any other person the existence of this Agreement or any of the transactions contemplated hereby unless such disclosure is approved in writing in advance by the other party or is required by any applicable law, regulation (including, but not limited to, stock exchange regulations) or legal process. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as is agreed by the parties.

     e. RELATIONSHIP OF THE PARTIES. Each of the parties are independent contractors. Nothing herein shall be construed to place the parties in a relationship of principal and agent, partners or joint venturers, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

     f. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will serve to evidence the parties' binding agreement.


MATCHLOGIC, INC. ("Licensor")                                 FAIRMARKET, INC. ("Licensee")



By:                                                           By:
    ----------------------------------------                      ----------------------------------------


Name:                                                         Name:
      --------------------------------------                        --------------------------------------


Title:                                                        Title:
       -------------------------------------                         -------------------------------------


Date:                                                         Date:
      --------------------------------------                        --------------------------------------
